Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132042-55
Supplement to
Prospectus Supplement dated December 28, 2006
(to Prospectus dated October 26, 2006)

$691,487,100
(Approximate)

IndyMac MBS, Inc.
Depositor

Sponsor, Seller and Servicer

IndyMac INDX Mortgage Loan Trust 2006-AR39
Issuing Entity

Mortgage Pass-Through Certificates, Series 2006-AR39

This Supplement amends the prospectus supplement dated December 28, 2006 (the “Prospectus Supplement”) that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2006-AR39, Mortgage Pass-Through Certificates, Series 2006-AR39 (the “Certificates”), as described below.

•	The initial Class Certificate Balance for the Class M-4 Certificates is amended and restated to be “$3,470,000.”

•	The last sentence of the carryover paragraph on the top of page S-73 in the Prospectus Supplement is hereby amended and restated in its entirety as follows:

“Any portion of any Net Swap Payment not withdrawn by the supplemental interest trustee from the Supplemental Interest Reserve Fund for distribution to the LIBOR Certificates with respect to any Distribution Date will be released to Banc of America Securities LLC and will not be available for payments on future Distribution Dates.”

•	The first paragraph on page S-75 of the Prospectus Supplement is hereby amended and restated in its entirety as follows:

“On any Distribution Date, any portion of any Corridor Contract payment not withdrawn from the Supplemental Interest Reserve Fund for distribution to the LIBOR Certificates with respect to that Distribution Date will be released to Banc of America Securities LLC and will not be available for payments on future Distribution Dates.

January 16, 2007